EXHIBIT 99.9(b)

[Letterhead of Patrick A. Burns, Senior Executive Vice President and General Counsel]

June 13, 2000

Mutual of America Institutional Funds, Inc.
320 Park Avenue
New York, NY 10022

Dear Sirs/Madam:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A (the "Post-Effective Amendment") of Mutual of America Institutional Funds, Inc. and the proposed offering of common shares, par value $.01 per share, of the Mid-Cap Equity Index Fund and of the Aggressive Equity Fund described in the Post-Effective Amendment.

I have reviewed such documents and records as I have deemed necessary to express an informed opinion on the matters covered hereby. It is my opinion that the common shares of the Mid-Cap Equity Index Fund and the common shares of the Aggressive Equity Fund, when issued and sold in accordance with the Post-Effective Amendment and in jurisdictions where such sales have been authorized, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.

Sincerely,


/s/ Patrick A. Burns
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Patrick A. Burns